SHF Acquisition Corp.
                            Contract



             General Contractor:  Tolson Construction Co.
                                  P.O. Box 8247
                                  Woodland, CA  95776


             Customer:            SHF Acquisition Corp.
                                  4045 S. Spencer Street #206
                                  Las Vegas, NV  89119


                         March 24, 1997

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                            CONTRACT

                           EXHIBIT "A"

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CUSTOMER:                        GENERAL CONTRACTOR:
SHF Acquisition Corporation                Tolson Construction Co.
4045 S. Spencer Street #206                1120 Gum Ave., Ste. D Woodland, CA  95695
Las Vegas, NV  89119                       P.O. Box 8247 Woodland, CA      95776

15361 Pear Valley Lane Auburn, CA  95603
P.O. Box 1410 Davis, CA  95617

CONTACT PERSON:                            TOLSON CONSTRUCTION
Brent Bowen                                CONTRACTOR'S LICENSE:
(916) 753-5695 Ext. 17                     704893
(916) 878-6152 Home
(916) 756-8252 Fax

CONSTRUCTION LENDER:                       JOB SITE ADDRESS:
Icon Financial Corporation                 46735 County Road 32B
4 Embarcadero  Center #590                 County of Yolo, CA
San Francisco,  CA  94111

ASSESSOR'S PARCEL NO.:
33-020-07

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SCOPE OF WORK:

Tolson Construction Co., the general contractor, hereby proposes to furnish tools, materials, equipment, supervision, labor and engineering necessary to construct a rice dryer and working bins that will be located on the owner property located in Davis, California. The owners will provide to the general contractor a soils report and drawings developed by a civil engineer that shows the property lines and site requirements required to construct the rice dryer facility. The general contractor has worked with the owners to develop the following rice dryer project.

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The new construction will consist of the following:

I.   Shanzer  Model  5R6  Rice Dryer with  a  capacity  of  5,400 bushels  per hour reducing the moisture an average  of  2-3%
     per  pass.   The  Shanzer Rice Dryer includes the  following
     features.

     COLUMNS:   Dryer  columns formed of high carbon  woven  wire
     screens, 14 Ga. corten divider plates, 10 Ga. H.R. end plates.

     EXCHANGERS: Two levels of 10 Ga. H.R. grain exchanger rice turning devises.

     ENCLOSURE: 6' exhaust plenum with the top 10' exhaust louvers with 1/2" bird screen (14-10' louvers), the next 48' exhaust louvers with 24 mesh stainless steel filter media (54-10', 28-4' louvers), enclosure roofs 14 Ga. H.R. tread plate.

     WARM  AIR:   730  CLI  airfoil  centrifugal  fan  delivering
     193,000 CFM with a 150 HP TEFC motor and V-Belt drive.

     BURNER:    14.6  million  BTU's  per  hour  at  80   degrees
     temperature rise.  Maxon NP 5 natural gas burner.

     CONTROLS:   NEMA 12 control panel for safety  and  operating
     controls. NEMA 12 motor control center with a 300 amp main, 480 volt, 3 phase, 60 cycle.

     GARNER  BIN:   10  Ga.  H.R., 15' tall  with  high  and  low
     bindicators.

II.  Commercial Hopper Tanks

     A. A total of five (5) commercial hopper tanks, will be constructed, each having a capacity of approximately 20,615 bushel of rice at 45 PPB dry and free flowing. The 24' diameter tanks will stand 68'-8" (to peak) and will be constructed of structural steel braced columns, galvanized high strength steel 45 degree hopper, corrugated galvanized high strength steel sidewall panels and high tensile galvanized steel roof panels. All of the hopper tanks will have a side access door, roof access hatch, roof access ladder and roof vents.
     B. Two (2) of the commercial hopper tanks will be designated for rough rice receiving. The remaining commercial hopper tanks will be for dryer storage. The total storage capacity of the commercial hopper tanks combined is approximately 103,075 bushel of rice.
     C. A concrete pad foundation for all of the tanks as well as the tank erection is included.

III. Elevator and Conveying System

     A. Two (2) bucket elevators will be erected in a concrete pit, having a material moving capacity of 5,500 bushels per hour each. One (1) elevator will feed the rice dryer, the

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          other  elevator  will be used for the discharge of  the
          rice  dryer.   The  two (2) bucket  elevators  will  be
          equipped with service and maintenance platforms.
     B. A catwalk will be constructed over the top of the commercial hopper bins. The catwalk will have two (2) conveyor systems, one conveyor will feed the first two
          (2) bins for receiving rough rice. The second conveyor system will feed all five (5) bins and will be used for the dryer discharge.
     C. A cross catwalk system will be installed with a conveyor system to feed dry rice from the five (5)
          hopper  bins  to the concrete storage warehouses.   The
          existing concrete storage warehouses are equipped with 16" screw conveyors with design capacity of 48,480 BPH. On this walkway system will be a second conveyor that will move rough rice from the existing receiving pit and elevator to the two (2) new hopper bins.
     D. All of the tanks, elevators and dryer will by feed by 12 Ga. steel spouting.
     E. A dust collection system will be installed. The system will pick up dust at the ground level from all the new
          equipment.   The  system will pick  up  dust  from  the
          bucket elevator boots, screw conveyor discharges, and the discharge screw of the rice dryer. The dust system will include bagfilter, fan, and discharge rotary
          valve.   A  structural stand will be equipped  with  an
          overhead tank to hold the dust for truck loading.   The
          bagfilter will be mounted on top of the structure. All air ducting for pick up points is included in the system.

IV.  Concrete and Site Work

     A.   Rice dryer foundation.
     B.   Hopper bin foundation.
     C.   Footing foundation for walkway systems.
     D.   Elevator pit for two (2) bucket elevators.
     E. Dust system foundation with concrete pad under the dust system for truck load out.
     F. Site work for under rice dryer foundation and hopper bins only.

V.   Electrical and Gas

     A. Electrical for the main service for the equipment that the general contractor installs.
     B.   Motor   control  for  all  motors  added   by   general
          contractor.
     C. Control wiring bin level controls supplied by general contractor.
     D. PG & E Gas will be used for the rice dryer. The gas system will include underground piping, approximately 30 feet from the dryer and hook-up of all gas piping and gas equipment in the rice dryer.

SPECIAL CONDITIONS:

1. All work included in this proposal is to be performed with conventional construction practices during normal working shifts. There is no allowance for specialized work or phasing required as the result of any abnormal conditions which may be discovered to

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     exist  or  because  of  weather or other unknown conditions.
     Any special phasing or splitting of work will be at an extra cost.
2. Any removal or replacement of unsuitable soil materials will be at an extra cost. Unsuitable material includes that which is in the opinion of the soils engineer, unacceptable for use in its pre-existing or original conditions as a result of soil type or excessive moisture content.
3. This proposal excludes all permits, surveys, costs and remediation costs of asbestos or other hazardous materials. This applies to all existing or proposed federal, state or
     local  regulations which apply to hazardous materials.   The
     owner is responsible to ensure that the site is free of hazardous materials. Should Tolson Construction Co. or sub-contractor on the job encounter any hazardous substances, we will immediately cease work in the affected area. Any costs resulting from delays, remobilization or loss of production will be paid as additional work.

WARRANTIES:

The general contractor will pass on all Warranties given by any manufacturers of machinery or component parts that the general contractor supplies. The general contractor will warrant all of his workmanship for a one year period commencing with final inspection by local building department. In the event that a final inspection is not held, the completion date will be the date which the final contract billing is issued to the owner (excluding punchlist items and change orders).

CONSTRUCTION SCHEDULE:

This project is scheduled for completion by September 15, 1997. With the signing of the contract, the general contractor will begin the engineering. Our scheduled completion date assumes that no delays in the permitting process due to plan-checking or financing of the project will affect our planned work schedule. If payments from the owner to the general contractor are delayed, this will delay the completion of the project.

PAYMENT SCHEDULE:

*    Down payments on the machinery, or fabricated items will  be required.
* Payment for machinery may be required before shipment if required by machinery manufacturer.
*    Monthly   payments  will  be  required  for  machinery   and
     materials on job site.
* Bi-monthly payments for labor used on the project could be required if the general contractor feels it is necessary.

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TERMS OF PAYMENT:

* The general contractor will submit an invoice which shall include all material, equipment, and labor by the 10th of each month with payment due by the 30th of the same month. The general contractor will pay his subcontractors and venders by the 5th of the following month.
* Contractor agrees that the final $160,000.00 due on the Contract may be withheld by the Owner for up to 30 days following the issuance of a Certificate of Completion of the project.
* If the general contractor is not paid in the terms or time of the Contract he has the right to stop work until payments are made. If the general contractor incurs extra costs because payments were not made on time, he has the right to recover these extra costs from the owner prior to the resumption of work of the project.
* Payments by owner will be exchanged for conditional lien releases from the general contractor and subcontractors involved in the payment requests.


CONTRACT AMOUNT:

* The contract as defined in this Scope of Work will be for fixed amount not to exceed as set forth below.
*    Owners  Builders Risk Insurance costs set forth  in  Exhibit
     "B" are not included in costs of construction.


PRICE FOR PROJECT:     $1,651,800.00
Includes applicable California sales tax @ 7.25%


THIS COST WILL NOT INCLUDE:

*    Permit and development fees.
*    Civil Engineering Plans.
*    Soils Engineering and report.
*    Surveys.
*    Landscaping.
*    Site de-watering.
*    Erosion control.
*    Driveway construction.
*    Bonding.
*    Fire sprinklers or fire suppression systems.
*    Removing  or relocating any underground obstacles which  may be discovered while excavating.
*    Any hazardous waste disposal including testing for hazardous
     waste.   If hazardous waste is found while working  on  this
     project, the owner will bear all costs.
*    All work not covered by scope of this contract.

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*    Any work not specifically mentioned above.
* PG & E cost for gas line, electrical lines or work required by PG & E.

ATTORNEYS FEES:

If  either  party  files any action, brings  any  proceeding,  or incurs  attorney  fees  in  enforcing this  Agreement,  then  the
prevailing   party  shall  be  entitled  to  recover   reasonable
attorneys fees.

CHANGE ORDERS:

If a change in the Work is to be ordered, a Supplementary Instruction shall be issued by owner to the general contractor describing the change and requesting the submission of Change Order Request. When time does permit the processing of a Change Order in advance of commencing the change in the Work, upon receipt of a written authorization from the owner, the general contractor shall proceed with a change in the Work, and the general contractor shall concurrently proceed with submission of a Change Order Request. Oral Change Orders will not be allowed or paid. If a field Change Order is necessary it shall be followed up by a written Change Order within five (5) days or it will be disallowed.

Within  five  days of its receipt of a Supplementary Instruction, general  contractor  shall provide preliminary  estimate  of  any change  in Contract Sum or Contract not to exceed cost  plus  15%
for overhead and margin.

In the event that the owners wish to remove a portion of the Work covered by this contract from the project, a credit will be issued to the owners less the 10% for overhead and margin.

HAZARDOUS WASTE:

The Owner will certify that the Construction Site in which the Contractor will be working will be free of all hazardous waste.
The Contractor will not bring any materials on site which may result in the presence of any hazardous waste.


/S/ BILL TOLSON                    Date: 4/7/97
BILL TOLSON, President
Tolson Construction Co.


/S/ BRENT BOWEN                    Date: 5/26/97
BRENT BOWEN
SHF Acquisition Corp.

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LIEN FREE POSSESSION:

Upon  the  completion of the construction of said Rice Dryer  and supporting  equipment provided all payments  have  been  made  by
owner   as   herein  stated,  general  contractor  will   deliver
possession of the premises without any mechanics liens.

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                           EXHIBIT "B"

GENERAL INSURANCE REQUIREMENT:

General contractor, prior to commencement of the Work, shall be qualified under the Worker's Compensation Laws of the state or states in which the Work or any portion of the Work is to be performed or under any applicable Worker's Compensation Laws and shall at all times comply with the provisions of said laws. Contractor shall procure, carry and maintain employer's liability insurance. Contractor shall procure, carry and maintain upon all of its operations hereunder comprehensive general liability insurance covering all operations of Contractor and lower tier subcontractors. Such policies shall be in such form and shall be issued by such insurance company or companies as may be satisfactory to owner. The Contractor will have $ 1,000,000.00 liability insurance coverage with the owner named as additional insured.

If Contractor fails to procure and maintain such insurance, Owner shall have the right to procure and maintain the said insurance for and in the name of the Contractor and the Contractor shall pay the cost thereof and shall furnish all necessary information to make effective and maintain such insurance.

Each comprehensive general liability policy shall contain a "contractual liability" endorsement making specific reference to this Contract and covering any liability herein assumed by the Contractor.

In the event that at any time during the term of this Contract, Owner shall deem the amount of the insurance coverage agreed to be provided hereunder by Contractor to be inadequate, or coverage for risks other than those provided for herein shall be required by law or deemed reasonably necessary by Owner, Contractor agrees to comply promptly with the request of Owner to increase the amount of existing coverage or provide additional coverage, as the case may be, the reasonable cost providing which shall form an addition to the Contract Price.

Owner is additionally insured under said insurance policies and said policies are primary as to any loss to which the insurance coverage provided thereby is applicable without right of contribution from any insurance otherwise maintained by Owner.

The owner will be required to carry a Builders Risk Insurance to protect against damages caused by fire or thief during the construction phase.

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SUBCONTRACTORS:

All Subcontractors shall be subject to the approval of any lender. The Contractor shall select Subcontractors with whom the Contractor is reasonably familiar and who have the necessary financial capacity and job skills to complete their work on schedule.

The Owner may require the Contractor, for good cause, to change any Subcontractor previously approved and, if at such time the Contractor is not in default hereunder, the Contract Sum shall be increased or decreased by the difference in costs occasioned by such change.

Any part of the Work performed for the Contractor by a Subcontractor shall be pursuant to a written Subcontract between the Contractor and such Subcontractor, which shall be prepared on the form of Subcontract which the Owner has approved. Each such Subcontract shall:

a) Require that such Work be performed in accordance with the requirements of the Contract documents;
b) Require the Subcontractor to carry and maintain liability insurance in accordance with Contract Documents;
c) Require the Subcontractor to furnish such certificates and waivers as any lender may reasonably request;
d) Require the Subcontractor to certify that it is thoroughly familiar with all of the terms, conditions, obligations, guarantees and warranties of the Contract Documents, and all plans, specifications, drawings, and other materials necessary for Subcontractor's properly performing the work which Subcontractor has agreed to undertake, as well as the location of the job site and the conditions under which the Subcontractor's work is to be performed.

OWNERS BUILDERS RISK INSURANCE

Owner shall, throughout the term of this agreement maintain insurance, at Owner's expense as follows:

*    Builders Risk
*    Public  Liability Insurance in the amount of  at  least  One
     Million Dollars ($1,000,000.00), single limit.
* Property Damage Insurance protecting against the damage or destruction of the building under construction, in an amount equal to the replacement value of the building.

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TRANSFER OF TITLE AND RISK OF LOSS:

Contractor may store construction supplies, materials and equipment upon the project site. However, Contractor assumes all risk of loss of such goods and equipment caused by fire, theft, vandalism, acts of God, etc. Legal title and risk of loss for such goods and equipment shall pass to Owner, when and if such items have been permanently affixed to the realty or have been paid for by the owner in the monthly billings. When the owner pays for equipment or work that has been completed, the items become the owners property. In the event of fire or casualty loss to the building improvements at no fault of the Contractor, Contractor shall repair and replace the work which he has previously installed. This shall be treated as "extra work", and Contractor shall be paid a reasonable amount of additional compensation for this extra work.

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